Exhibit 4.9

DESCRIPTION OF CAPITAL STOCK

The following summary of Antero Midstream Corporation’s (“we,” “us,” and “our”) common stock, par value $0.01 per share, does not purport to be complete and is subject to and qualified by reference to our Certificate of Incorporation and the Certificate of Amendment to our Certificate of Incorporation (together, the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), our certificate of designations for our Series A Preferred Stock (as defined below) (the “Certificate of Designations”) and the provisions of applicable law.

Authorized Capital Stock

Our authorized capital stock consists of 2,100,000,000 shares of capital stock consisting of 2,000,000,000 shares of common stock and 100,000,000 shares of preferred stock, $0.01 par value per share, including 12,000 shares designated as “5.5% Series A Non-Voting Perpetual Preferred Stock” (the “Series A Preferred Stock”), of which 10,000 shares were issued and outstanding.

Common Stock

Except as provided by law or in a preferred stock designation (including the Certificate of Designations), holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, have the right to vote for the election of directors and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares or series of preferred stock (including the Series A Preferred Stock), holders of common stock are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of our common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our Certificate of Incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more series of preferred stock, par value $0.01 per share, covering up to an aggregate of 100,000,000 shares of preferred stock. Each series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by our board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation (including the Certificate of Designations), the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Certificate of Incorporation and Bylaws

Among other things, our Certificate of Incorporation and Bylaws:

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provide advance notice procedures with regard to stockholder nominations of candidates for election as directors or other stockholder proposals to be brought before meetings of our stockholders, which may preclude our stockholders from bringing certain matters before our stockholders at an annual or special meeting;

•	provide that notice of stockholder proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken;
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provide that, generally, to be timely, notice must be delivered to our secretary at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (unless the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case such notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting or later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day after the first public disclosure of the date of such meeting by us);

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provide our board of directors the ability to authorize issuance of preferred stock in one or more series, which makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us and which may have the effect of deterring hostile takeovers or delaying changes in control or management of us;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;
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provide that, subject to the rights of holders of any series of preferred stock to elect directors or fill vacancies in respect of such directors as specified in the related preferred stock designation and the terms of the Stockholders’ Agreement, dated as of October 9, 2018, by and among us and certain of our stockholders, including Antero Resources Corporation (as it may be amended from time to time, the “Stockholders’ Agreement”), all vacancies, including newly created directorships be filled by the affirmative vote of holders of a majority of directors then in office, even if less than a quorum, or by the sole remaining director, and will not be filled by our stockholders;

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provide that, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, if any, and the terms of our Stockholders’ Agreement, any action required or permitted to be taken by the our stockholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders;

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provide that, subject to the rights of the holders of shares of any series of preferred stock, if any, to remove directors elected by such series of preferred stock pursuant to the Certificate of Incorporation (including any preferred stock designation thereunder) and the terms of our Stockholders’ Agreement, directors may be removed from office at any time, only for cause and by the holders of a majority of the voting power of all outstanding voting shares entitled to vote generally in the election of directors;

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provide that special meetings of our stockholders may only be called by the Chief Executive Officer, the Chairman of the board of directors or the board of directors pursuant to a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies;

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provide that (i) Warburg Pincus LLC, Yorktown Partners LLC and their respective affiliates (the “Sponsor Group”) are permitted to participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities conducting business of any kind, nature or description, (ii) the Sponsor Group and their affiliates are permitted to have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of any such investments, in each case that may, are or will be competitive with the business of us and our subsidiaries or in the same or similar lines of business as us and our subsidiaries, or that could be suitable for us or our subsidiaries and (iii) we have, subject to limited exceptions, renounced, to the fullest extent permitted by law, any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities;

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provide that the provisions of the Certificate of Incorporation can only be amended or repealed by the affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of our common stock entitled to vote thereon, voting together as a single class; provided, however, that so long as the Stockholders’ Agreement remains in effect, no provision of the Certificate of Incorporation may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Stockholders’ Agreement, and no amendment to the Stockholders’ Agreement (regardless of whether such amendment modifies any provision of the Stockholders’ Agreement to which the Certificate of Incorporation is subject) will be deemed an amendment of the Certificate of Incorporation; and

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provide that the Bylaws can be altered or repealed by (a) our board of directors or (b) our stockholders upon the affirmative vote of holders of at least 66 2/3% of the voting power of our common stock outstanding and entitled to vote thereon, voting together as a single class. However, so long as the Stockholders’ Agreement remains in effect, our board of directors and our stockholders may not approve any amendment, alteration or repeal of any provision of the Bylaws, or the adoption of any new bylaw, that (a) would be contrary to or inconsistent with the terms of the Stockholders’ Agreement or (b) amends, alters or repeals certain portions of the Certificate of Incorporation; provided, however, that so long as the Stockholders’ Agreement remains in effect, the parties to the Stockholders’ Agreement may amend any provision of the Stockholders’ Agreement, and no amendment to the Stockholders’ Agreement (regardless of whether such amendment modifies any provision of the Stockholders’ Agreement to which the Bylaws are subject) will be deemed an amendment of the Bylaws for purposes of the amendment provisions of the Bylaws.

Delaware Anti-Takeover Law

Section 203 of the DGCL provides that, subject to exceptions specified therein a Delaware corporation may not engage in any “business combination,” including, among other things, certain mergers or consolidations with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

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on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 662/3% of the outstanding voting stock not owned by the interested stockholder.

We have elected to not be subject to the provisions of Section 203 of the DGCL.